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                                                                  Exhibit 21



               STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES
                           SUBSIDIARIES OF REGISTRANT



   Information is set forth below concerning all operating subsidiaries of the Company as of June 30, 1997 (except subsidiaries which, considered in the aggregate do not constitute a significant subsidiary):
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                                                                  Percentage
                                                     Percentage    of Voting
                                                     of Voting      Stock
                                                    Stock Owned   Owned by
                                 Jurisdiction of      by the      Immediate
   Name of Subsidiary             Incorporation      Company        Parent


Crest Fruit Company  ............   Texas              100%
Custom Hoists, Inc.  ............   Ohio               100%
Fellowship Bookstores  ..........   California         100%
James Burn International, Inc.  .   New York           100%
Standex Financial Corp.  ........   Delaware           100%
SXI Limited  ....................   Canada             100%
Keller-Dorian Graveurs, S.A.  ...   France             100%
S. I. de Mexico S.A. de C.V.  ...   Mexico             100%
Standex International FSC, Inc.     Virgin Islands     100%
Standex International GmbH  .....   Germany            100%
Standex Holdings Limited  .......   United Kingdom     100%
Standex International Limited ...   United Kingdom                  100%
Roehlen Industries Pty.
 Limited  .......................   Australia            50%         50%
James Burn International Limited.   United Kingdom                  100%
Standex Electronics (U.K.)
 Limited  .......................   United Kingdom                  100%
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